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                                                                    EXHIBIT 23.3

                          Independent Auditors' Consent


The Board of Directors
Petroleum Helicopters, Inc.:

We consent to the use of our report dated June 11, 1999, with respect to the consolidated statements of operations, shareholders' equity, and cash flows of Petroleum Helicopters, Inc. and subsidiaries for the year ended April 30, 1999, included in the registration statement and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for computer software costs.



/s/ KPMG LLP

New Orleans, Louisiana
April 29, 2002